Exhibit 2.4

ASSIGNMENT OF CLAIM AGREEMENT

SELLER:	Evergreen Solar, Inc.
Address:	138 Bartlett Street
Marlboro, Massachusetts 01752
Attention:	Christian M. Ehrbar
Telephone:	508-251-3295
Facsimile:	508-229-0747
Email:	CEhrbar@evergreensolar.com

PURCHASER:	Jackson Canyon Partners, L.L.C.
Address:	10 St. James Avenue, Suite 1700
Boston, MA 02116

With a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Attention: Jonathan P. Reisman
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600

Attention:	Jonathan P. Reisman
Telephone:	(617) 235-4779
Facsimile:	(617) 235-0647
Email:	Jonathan.Reisman@ropesgray.com

DATE OF THIS AGREEMENT:	_________, 2011.

DEBTOR:	Lehman Brothers International (Europe).

GUARANTOR:	Lehman Brothers Holdings Inc.

BANKRUPTCY CASE:	In re Lehman Brothers Holdings Inc. et al., Chapter 11 Case 08-13555 (jointly administered) (JMP) filed September 15, 2008 in the Bankruptcy Court.

BANKRUPTCY COURT:	United States Bankruptcy Court for the Southern District of New York.

ADMINISTRATION:
The Administration of Lehman Brothers International (Europe) commenced on 15 September 2008 pursuant to the provisions of the Insolvency Act 1986, as amended (the “Insolvency Act 1986”, collectively with the Bankruptcy Case, the “Proceedings”).

ADMINISTRATORS:
Anthony Victor Lomas, Steven Anthony Pearson, Dan Yoram Schwarzmann, Michael John Andrew Jervis and Derek Howell, each a licensed insolvency practitioner, of PricewaterhouseCoopers LLP, Plumtree Court, London EC4A 4HT, and their successors in title each in their respective capacities as joint administrators of the Debtor or any liquidator appointed by the Administrators pursuant to the Administration (collectively the “Administrator”), appointed on the Petition Date or thereafter by an order of the High Court of Justice of England and Wales.

PETITION DATE:	September 15, 2008.

CLAIMS:
Seller’s claims against Lehman Brothers International (Europe) and Lehman Brothers Holdings Inc. arising out of (i) the Share Lending Agreement between Lehman Brothers International (Europe) and Seller, dated June 26, 2008 (the “Share Lending Agreement”), and (ii) the Guarantee of Lehman Brothers Holdings Inc. of the Share Lending Agreement between Lehman Brothers International (Europe) and Seller, dated June 26, 2008 (the “Guarantee”).

CLAIM AMOUNT	Defined in Schedule I.

WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to buy from Seller the Transferred Rights as set forth herein.

NOW THEREFORE, Purchaser and Seller agree as follows:

1.           Purchase and Sale.  For good and valuable consideration, Seller does hereby irrevocably sell, convey, transfer and assign unto Purchaser, and Purchaser does hereby irrevocably purchase and accept from Seller, effective as of the Closing Date, all of Seller’s rights, title and interest in, to and under:

(a)           the Claims of Seller against Debtor and Guarantor (including, without limitation, “claims” as defined in Section 101(5) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”) and claims in respect of “debts” as defined in the Insolvency Act 1986) in the respective Proceedings, including, without limitation, any and all right to receive all amounts paid or payable in respect of such Claims (including principal, interest, penalties, expenses, fees, damages and any other amounts, and in each case whether accruing prior to, on or after the date of this Agreement), and, to the extent relating thereto, all accounts, accounts receivable, voting rights and other rights and interest of Seller against Debtor and Guarantor, including, without limitation, all of Seller’s rights, title and interest in, to and under the Share Lending Agreement and the Guarantee;

(b)           the proof of claim no. 28007 in the Bankruptcy Case, acknowledged received September 22, 2009, as amended, (the “Proof of Claim”), including, without limitation, all rights to lodge, withdraw, supplement or amend the Proof of Claim and a proof of debt in the Administration, dated September 29, 2011 (the “Proof of Debt”), including, without limitation, all rights to lodge, withdraw, supplement or amend the Proof of Debt and any supporting documentation relating to the Claims in the Proceedings;

(c)           all causes of action, claims, lawsuits, voting and other rights held by Seller, whether against Debtor, Guarantor or any other party, in connection with the Claims and/or any of the foregoing, or arising under any law;

(d)           all cash, securities or other property distributed or received or payable on account of, or exchanged in return for, any of the foregoing (“Distributions”); and

(e)           all proceeds of or from the foregoing;

all of the foregoing, whether against the Debtor, any affiliate of the Debtor, the Guarantor, any affiliate of the Guarantor, any other guarantor or other third party liable in respect thereof, being collectively referred to herein as the “Transferred Rights”.  Purchaser is not assuming, any obligations or liabilities of any kind owing to Debtor or Guarantor with respect to, under or in connection with the Transferred Rights.  This assignment shall be deemed an absolute and unconditional assignment of the Transferred Rights for the purpose of collection and satisfaction and shall not be deemed to create a security interest or any debtor-creditor relationship.  From and after the date hereof, Purchaser shall be deemed owner of the Transferred Rights, and shall be entitled to identify itself in the relevant Proceedings for all purposes as the owner of the Proofs of Claim and the Transferred Rights.  For the avoidance of doubt, both Seller and Purchaser (each a “Party” and collectively, the “Parties”) recognize that the nature of the Administration and/or any other insolvency procedures of England and Wales materially vary from the Bankruptcy Case.

2.           Purchase Price; Deposit.

(a)           The consideration paid by Purchaser to Seller for the Transferred Rights, the sufficiency of which is hereby acknowledged by Seller, is set forth on Schedule I hereto (the “Purchase Price”).  The Purchase Price represents the aggregate product of each (a) applicable percentage (the “Purchase Rate”) set forth on Schedule I, multiplied by (b) the Claim Amount, as specified on Schedule I.  Upon satisfaction of the conditions in Section 3, Purchaser shall immediately pay the Purchase Price, less the Deposit, to Seller.  The date of the payment of the Purchase Price by Purchaser is the “Closing Date”.

(b)           Purchaser shall deliver to the Escrow Agent, a wire transfer, in immediately available funds, in an amount equal to $1,000,000 to the escrow account of Bingham McCutchen LLP (the “Escrow Agent”) in accordance with the wire instructions set forth in the Escrow Agreement (as defined below) (such deposit made pursuant to this Section 2(b), the “Deposit”).  Prior to effecting such Deposit, each of Purchaser and Seller will execute and deliver to the Escrow Agent an escrow agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).  The Deposit shall be non-refundable except as expressly provided in Section 19(c)(i).

(c)           Upon receipt by Escrow Agent of the Deposit, Escrow Agent shall hold the Deposit in accordance with the terms of the Escrow Agreement and shall deliver such portion of the Deposit, and any interest and/or earnings accrued thereon, to Seller or to Purchaser, as the case may be, under the following conditions:

(i)           the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Seller at the Closing upon receipt by Escrow Agent of a statement executed by Seller and Purchaser authorizing the Deposit and the interest accrued thereon to be released;

(ii)         the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Seller 15 Business Days following receipt by Escrow Agent of written demand therefore from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement, or that this Agreement was terminated under circumstances entitling Seller to retain the Deposit, and specifying the Section of this Agreement that entitles Seller to retain the Deposit; provided, that Purchaser has not given written notice of objection in accordance with the Escrow Agreement;

(iii)        the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered to Purchaser 15 Business Days following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement that entitles Purchaser to the return of the Deposit; provided, that Seller has not given written notice of objection in accordance with the Escrow Agreement; and

(iv)        the Deposit (together with all interest and/or earnings accrued thereon) shall be delivered as directed by joint written instructions of Seller and Purchaser.

3.           Closing; Conditions; Certain Defined Terms.

(a)           Upon the terms and subject to the conditions of this Agreement, the Closing shall take place at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, NY, 10022-4689, at 10:00 A.M., New York City time, as specified below, unless another date, time and/or place is agreed in writing by each of the parties hereto.  The Closing shall occur on or before the date (the “Closing Date”) that is not later than the fifth Business Day following the satisfaction and/or waiver of all conditions to the Closing as set forth in Section 3(d) and Section 3(e) (other than conditions which by their nature can be satisfied only at the Closing).

(b)           At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(i)          a certified copy of the Sale Order and a copy of the docket of the Bankruptcy Court evidencing the entry of the Sale Order (updated through the date and time of the Closing);

(ii)         an Assignment of LBIE Claim attached hereto as Exhibit A-1 (the “Assignment of LBIE Claim”) duly executed on behalf of Seller;

(iii)        an Evidence of Transfer attached hereto as Exhibit A-2 (the “Evidence of Transfer”) duly executed on behalf of Seller;

(iv)        a certification of non-foreign status for Seller in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder;

(v)         a duly executed instruction to the Escrow Agent to release the Deposit to Seller in accordance with Section 2(c); and

(vi)        all other documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the transactions contemplated hereby.

(c)           At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered) each of the following:

(i)          Purchaser shall pay to or as directed by Seller the Purchase Price (after giving effect to the payment of the Deposit), by wire transfer of immediately available funds to one or more accounts designated by Seller;

(ii)         an acknowledgement of Assignment of LBIE Claim attached hereto as Exhibit A-1 duly executed on behalf of Purchaser;

(iii)        a duly executed instruction to the Escrow Agent to release the Deposit to Seller in accordance with Section 2(c); and

(iv)        all other documents required to be delivered by Purchaser to Seller at or prior to the Closing in connection with the transactions contemplated hereby.

(d)           Purchaser’s obligation to pay to Seller the Purchase Price is subject to: (i) Seller’s representations and warranties being true and correct on the date of this Agreement and on the Closing Date; (ii) Seller having complied with all covenants required by this Agreement to be complied with by it on or before the Closing Date, and (iii) the Delaware Bankruptcy Court shall have entered the Sale Order in form and substance acceptable to Seller and Purchaser in each party’s reasonable discretion, declaring the Purchaser as the Prevailing Bidder and the Sale Order shall not be the subject of a pending appeal and shall not have been stayed, vacated, modified or supplemented without the prior written consent of Purchaser.

(e)           Seller’s obligation to consummate the Closing is subject to: (i) Purchaser’s representations and warranties being true and correct on the date of this Agreement and on the Closing Date; (ii) Purchaser having complied with all covenants required by this Agreement to be complied with by it on or before the Closing Date, and (iii) the Delaware Bankruptcy Court shall have entered the Sale Order in form and substance acceptable to Seller and Purchaser in each party’s reasonable discretion, declaring the Purchaser as the Prevailing Bidder and the Sale Order shall not be the subject of a pending appeal and shall not have been stayed, vacated, modified or supplemented without the prior written consent of Purchaser.

(f)           As used herein, the following terms shall have the meanings set forth below:

(i)           “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

(ii)         “Bidding Procedures Order” means an order of the Delaware Bankruptcy Court, dated September 9, 2011, as amended or modified from time to time: (a) authorizing Seller’s entry into the Stalking Horse APA; (b) authorizing and approving the bidding procedures and transaction expense reimbursement; (c) approving the notice procedures and the assumption and assignment procedures; and (d) setting a date for the sale hearing.

(iii)        “Prevailing Bidder” has the meaning set forth in the Bidding Procedures Order.

(iv)        “Sale Hearing” has the meaning set forth in the Bidding Procedures Order.

(v)         “Sale Order” means an order of the Delaware Bankruptcy Court approving this Agreement and consummation of the transactions contemplated hereby under sections 105, 363 and 365 of the Bankruptcy Code, substantially in the form of Exhibit C.

(vi)        “Second-Highest Bidder” has the meaning set forth in the Bidding Procedures Order.

(vii)       “Stalking Horse APA” means an asset purchase agreement, dated as of August 15, 2011 (as amended, restated or supplemented from time to time), with ES Purchaser, LLC, an entity formed by certain of Seller’s secured creditors.

4.           Seller Representations; Warranties.  Seller represents, warrants and covenants to Purchaser and Purchaser’s successors and assigns as of the Closing Date that:

(a)           Seller is duly organized and validly existing under the laws of its jurisdiction of organization, in good standing under such laws, and, subject to the entry of the Sale Order by the Delaware Bankruptcy Court, is authorized and empowered to execute, deliver and perform this Agreement and each Evidence of Transfer of Claim (together with all exhibits attached hereto, the “Agreement Documents”), and the Agreement Documents constitute the valid, legal and binding agreement of Seller, enforceable against Seller in accordance with their terms;

(b)           neither the execution, delivery or performance of the Agreement Documents nor the consummation of the transactions contemplated hereby, will violate or contravene any law, rule, regulation, order or agreement affecting Seller or the Transferred Rights;

(c)           except for filings that are expressly contemplated by the Agreement Documents including entry of the Sale Order by the Delaware Bankruptcy Court, no consent, approval, filing or corporate, partnership or other action is required as a condition to or in connection with the execution, delivery and performance of the Agreement Documents and the transactions contemplated herein;

(d)           Seller is the sole legal and beneficial owner of, and has good and marketable title to, the Transferred Rights, free and clear of (i) any legal, regulatory or contractual restriction on transfer or resale or (ii) any pledge, lien, claim, security interest, participation, hypothecation, factoring agreement or other encumbrance of any type or kind (collectively “Liens”) and will transfer to Purchaser such good and marketable title free and clear of any Liens;

(e)           Seller has not previously sold, conveyed, transferred, assigned, participated or otherwise encumbered the Transferred Rights, nor has Seller agreed to sell, convey, transfer, assign, participate or otherwise encumber the Transferred Rights, in either case in whole or in part, to any person or entity;

(f)           Seller has not engaged (and shall not engage) in any act, conduct or omission, or had any relationship with the Debtor, Guarantor, or any of their affiliates that will result in Purchaser receiving proportionately less in payments or distributions under, or less favorable treatment for the Transferred Rights than is received by other creditors holding similar claims against Debtor or Guarantor generally;

(g)           the basis for the Transferred Rights is amounts due and owing by Debtor and Guarantor to Seller in respect of transactions under the Share Lending Agreement and the Guarantee;

(h)           Seller has fully performed and satisfied all of its obligations to Debtor and to Guarantor under, and did not breach any terms or provisions of, the Share Lending Agreement or the Guarantee;

(i)           no payment or distribution has been received by or on behalf of Seller in full or partial satisfaction of the Transferred Rights;

(j)           to the best of Seller’s knowledge, no actions under Sections 544, 547, 548, 549 or 550 of the Bankruptcy Code have been asserted against Seller or the Transferred Rights as a result of the action or inaction of Seller, and to the best of Seller’s knowledge, no legal or equitable defenses, counterclaims, setoffs or offsets have been asserted by or on behalf of the Debtor or Guarantor to affect the validity or enforceability of the Transferred Rights as a result of the action or inaction of Seller;

(k)           Seller does not hold any funds or property of, or owe any amounts or property to, Debtor, Guarantor or any of its or their affiliates with respect to the Transferred Rights and has not effected or received, and shall not effect or receive, the benefit of any setoff against Debtor, Guarantor or any of its or their affiliates with respect to the Transferred Rights;

(l)           Seller is not, and has never been, an insider within the meaning of 11 U.S.C. Section 101(31);

(m)           Seller has delivered to Purchaser true and correct copies of (i) the Share Lending Agreement and the Guarantee, (ii) all notices with respect to the Transferred Rights (that are not otherwise publicly available) as sent to Seller by Debtor and/or Guarantor, (iii) all correspondence between Seller and Debtor or Guarantor and other documents, in each case that materially affect the Transferred Rights, unless such delivery is prohibited by confidentiality restrictions imposed by the Bankruptcy Court in connection with the Alternative Dispute Resolution Procedures Order for Affirmative Claims of Debtors Under Derivatives Contracts, dated September 17, 2009, (iv) the confirmation letter dated June 26, 2009, between Seller and Lehman Brothers OTC Derivatives Inc., acting as principal (“LBOTC;” and such confirmation letter, including the 1992 ISDA Master Agreement (Multicurrency – Cross Border), the 2002 ISDA Equity Derivatives Definitions and the 2000 ISDA Definitions, together, the “Capped Call Transaction Agreement”), (v) the letter dated July 15, 2009 from Mr. Emanuel C. Grillo of Goodwin Proctor LLP, counsel to Seller (“Grillo”), to LBOTC and its counsel responding to certain demands by LBOTC in connection with the Capped Call Transaction Agreement, and (vi) the letter dated September 23, 2009 from Grillo to LBOTC and its counsel responding to certain further demands by LBOTC in connection with the Capped Call Transaction Agreement (collectively, the “LBOTC Responses”);

(n)           Seller has not received any written notice that the Transferred Rights, the Share Lending Agreement, the Guarantee or any portion thereof is void, voidable or unenforceable;

(o)           Seller is not an “affiliate” of Debtor, Guarantor or any of their affiliates (as such term is defined in either Section 101(2) of the Bankruptcy Code or Rule 144 of the Securities Act of 1933, as amended);

(p)           no broker, finder, agent, or other entity acting on behalf of Seller is entitled to any commission or fee for which Purchaser could be responsible;

(q)           Seller has not acceded to the Claim Resolution Agreement between Debtor and Eligible Offerees (as therein defined) which was declared effective by Debtor on 29 December 2009 (as amended or modified from time to time);

(r)           the Proof of Claim has been duly and timely filed in the Bankruptcy Case in respect of the Transferred Rights.  The Proof of Claim has not been amended (other than as listed herein) or withdrawn and no rights thereunder have been waived; and

(s)           Seller has filed a Proof of Debt with the Administrators in the amount of £95,475,140.16 in accordance with the Insolvency Act 1986 for purpose of distribution.

5.           Purchaser Representations; Warranties.  Purchaser represents, warrants and covenants to Seller and Seller’s successors and assigns as of the Closing Date that:

(a)           Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization, in good standing under such laws, and is authorized and empowered to execute, deliver and perform this Agreement and the Assignment of LBIE Claim, and the Agreement Documents constitute the valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with their terms;

(b)           neither the execution, delivery or performance of the Agreement nor the consummation of the transactions contemplated hereby, will violate or contravene any law, rule, regulation, order or agreement affecting Purchaser;

(c)           (i) at or prior to the Closing Date, Purchaser will have sufficient cash and cash equivalents available to pay the Purchase Price at the Closing; (ii) Purchaser has provided to Seller a true and complete copy of an executed commitment letter from The Baupost Group, L.L.C. stating that the Baupost Group, L.L.C. will cause certain investment partnerships to fund Purchaser in an aggregate amount equal to the Purchase Price (the “Commitment Letter”); (iii) there are no conditions to the funding described in the Commitment Letter other than the conditions precedent set forth in the Commitment Letter delivered to the Seller on the date hereof, and no Person has any right to (x) impose, and Purchaser has no obligation to accept, any condition precedent to such funding other than those set forth in the Commitment Letters or (y) reduce the amounts of the commitments made in the Commitment Letter; (iv) as of the date of this Agreement, the Commitment Letter is in full force and effect and there has been no default, action or omission to act that would permit the termination or cancellation of either of the Commitment Letter; and (v) the amount contemplated by the Commitment Letter will be sufficient to enable Purchaser to pay the Purchase Price at the Closing and to pay fees and expenses related to this Agreement, the Commitment Letter and the transactions contemplated hereby and thereby; and

(d)           there are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the transactions contemplated hereby.

Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges that Seller makes only the representations and warranties set forth above (for the avoidance of doubt, the recitals in the preamble to this Agreement do not constitute representations or warranties of Seller).  Accordingly, other than with respect to Seller’s breach of its representations, warranties or covenants as expressly set forth in this Agreement, Seller shall not have any liability or obligation to Purchaser.  Purchaser acknowledges that Seller makes only the representations and warranties set forth herein, and Seller makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made by any person/entity other than Seller in connection with the Transferred Rights.  Purchaser acknowledges that Seller makes no representation or warranty and assumes no responsibility with respect to the financial condition, creditworthiness, properties, affairs, status or nature of the Proceedings, the Debtor or the Guarantor.  Purchaser further acknowledges that (i) Seller has provided Purchaser a copy of the Capped Call Transaction Agreement and the LBOTC Responses, and (ii) Seller has asserted that it has a right to offset or set off amounts owed to it under the Share Lending Agreement and Guarantee against any amounts owing by it under the Capped Call Transaction Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser agrees that (x) each of the representations and warranties of Seller in Section 4 is qualified by reference to the preceding sentence to the extent that the Capped Call Transaction Agreement and assertion of offset or set off rights by Evergreen in the LBOTC Responses are inconsistent therewith and (y) subject to Section 6, Seller shall have no liability to Purchaser in respect of any reduction in the amount realized by Purchaser in connection with the Transferred Rights as a result of Debtor’s assertion of a right to offset or set off with respect to either or both of the Capped Call Transaction Agreement or the LBOTC Responses.

6.           Further Actions.  Seller acknowledges and agrees that, after the Closing Date, Seller will not (i) further assert that it has a right to offset or set off amounts owed by Seller to the Debtor, the Guarantor or any of their affiliates, including LBOTC under the Capped Call Transaction Agreement, against amounts owed to Seller under the Share Lending Agreement and Guarantee, (ii) pursue any previously asserted right to offset or set off amounts owed by Seller to the Debtor, Guarantor or any of their affiliates, including LBOTC under the Capped Call Transaction Agreement, against amounts owed to Seller under the Share Lending Agreement and Guarantee, or (iii) accept, without the prior written consent of Purchaser, any offer by LBOTC, Debtor or Guarantor in relation to the Share Lending Agreement, Guarantee or Capped Call Transaction Agreement, if acceptance of such offer would materially affect the Transferred Rights.

7.           Sophisticated Parties.  Each Party represents that it is a sophisticated entity and has adequate information concerning the financial condition of Debtor, Guarantor and the Proceedings to make an informed decision regarding the sale of the Transferred Rights and that it has independently and without reliance on the other, except with respect to the representations, warranties and covenants contained herein, and based on such information as it has deemed appropriate, made its own decision to enter into this Agreement.  Each Party is aware that information which may be pertinent to the decision to transfer the Transferred Rights is available and can be obtained from the files of the Bankruptcy Court and/or Administration or other publicly available sources.  Each Party is aware that the consideration received/paid herein for the sale of the Transferred Rights may differ both in kind and amount from any distributions made pursuant to any plan of reorganization confirmed by the Bankruptcy Court or the Administrators.  Each Party acknowledges that the other may possess, and may come into possession of, material non-public information concerning the Transferred Rights, Debtor and/or Guarantor and the status of the Proceedings.  Each Party further acknowledges that it has not requested to receive such information from the other Party and has nevertheless determined to proceed with the transaction contemplated herein, and neither shall have any liability to the other Party, and each waives and releases any claims that it might have against the other, arising out of the non-disclosure of such information; provided, however, that nothing in this Section shall limit, contradict or render untrue any representation or warranty made by Seller or Purchaser herein.

8.           Distributions.  Seller agrees that in the event Seller shall receive any Distributions with respect to the Transferred Rights after the Closing Date, Seller shall accept the same and shall hold the same in trust for the sole benefit of Purchaser and shall promptly deliver the same to Purchaser in the same form received (free of any withholding, set-off, claims or deduction of any kind) within two business days in the case of cash (“Cash Distribution”) and within five business days in the case of non-Cash Distributions, with the endorsement of Seller (without recourse, representation or warranty) when necessary or appropriate.  In the event Seller receives any notices, documents, correspondence or other information or materials that are not otherwise publicly available in respect of the Transferred Rights, Seller shall immediately deliver the same to Purchaser.  If all or any portion of a Distribution received by Seller and transferred to Purchaser pursuant to this Section is (i) required to be returned or disgorged by Seller to any entity or (ii) erroneously paid or transferred by Seller to Purchaser (each of (i) and (ii) a “Disgorgement”), Purchaser shall promptly return such Distribution (or portion thereof) to Seller together with all related interest and charges payable by Seller in respect thereof unless such Disgorgement was caused by result of Seller’s gross negligence or willful misconduct.

9.           Power of Attorney.  With effect from the Closing Date, Seller hereby irrevocably appoints Purchaser as its true and lawful attorney solely with respect to the Transferred Rights and authorizes Purchaser to act in Seller’s name, place and stead, to negotiate, demand, sue for, compromise and recover all such sums of money which now are, or may hereafter become due and payable for or on account of the Transferred Rights, and Seller grants unto Purchaser full authority to do all things necessary to (i) enforce the Transferred Rights and Seller’s rights thereunder or related thereto pursuant to this Agreement, and to take all actions relating to the Transferred Rights, and (ii) withdraw or revoke, on behalf of Seller, any prior assertion by Seller of a right to offset or set off amounts owed by Seller to the Debtor, Guarantor or any of their affiliates, including LBOTC under the Capped Call Transaction Agreement, against amounts owed to Seller under the Share Lending Agreement and Guarantee.  Seller agrees that the powers granted by this Section 9 are discretionary in nature and exercisable at the sole option of Purchaser.  Seller and Purchaser expressly agree that Purchaser shall have no obligation to take any action to prove, defend, demand or take any action with respect to the Transferred Rights or otherwise in the Proceedings.  In the event an objection to the Claims is received by Seller, Seller shall immediately notify Purchaser in writing of such objection.  Seller shall not compromise or settle the Transferred Rights or change the Claim Amount without the prior written consent of Purchaser.

10.           Further Assignment; Survival.  Purchaser may at any time transfer or assign all or any portion of the Transferred Rights, together with all rights, title and interests of Purchaser in and to this Agreement, without the consent of, or notice to, Seller.  All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and shall inure to the benefit of the successors and assigns of any party hereto; provided, however, that the now existing and hereafter arising obligations of Seller contained herein shall continue and remain in full force and effect and binding on Seller until fully paid, performed and satisfied by Seller.

11.         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.  All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”), and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  If the Delaware Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided above (provided, that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

12.         Counterparts; Amendments.  This Agreement may be executed in multiple counterparts and all of such counterparts when taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart by facsimile or PDF transmission shall be as effective as delivery of a manually executed counterpart.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties and no waiver of any provision of this Agreement, nor consent to any departure by either Party hereto from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.         Further Assurances.  Seller agrees to (i) execute and deliver all such instruments and documents (including, without limitation, any supporting documents evidencing the Transferred Rights), and to promptly take all such action as Purchaser may reasonably request, in order to effectuate the intent and purpose of, and to carry out the terms of, this Agreement and to cause Purchaser to become the legal and beneficial owner and holder of the Transferred Rights, and (ii) cooperate with and assist Purchaser in enforcing the Transferred Rights.  In performing any of its obligation under this Section 13 and in otherwise complying with its obligations under this Agreement, Seller hereby covenants and agrees to act reasonably at all times.  From and after the Closing Date, Purchaser shall have sole authority but not the obligation to exercise all voting and other rights and remedies in respect of the Transferred Rights.  Notwithstanding the preceding sentence, if for any reason, Seller (and not Purchaser) is entitled to exercise any such rights after the Closing Date (including, without limitation, the right to vote), Seller shall exercise such rights (a “Seller Action”) in a timely manner in accordance with Purchaser’s instructions, except (i) as prohibited under any applicable law, rule or order or (ii) where such Seller Action might expose Seller to any liability or obligation of any kind for which Seller is not, in Seller’s sole discretion, adequately indemnified.  Should all or any portion of the distributions on account of the Transferred Rights not be assignable by Seller to Purchaser, and until the time when Debtor and Guarantor each recognize Purchaser as the holder of the Transferred Rights, Seller grants to Purchaser a 100% participation interest in the Transferred Rights or such distributions, in accordance with the provisions of this Agreement and applicable law.

14.         Confidentiality.  Seller and Purchaser agree to maintain the confidentiality of this Agreement, except (i) to the extent required by applicable laws, rules or regulations or by the order of any court or other governmental authority of competent jurisdiction or the request of any regulatory or governmental body or agency, (ii) to the Debtor, the Guarantor or any of their affiliates, or (iii) disclosures to its own affiliates, employees, managers, partners, professionals or representatives; provided, that either Party hereto may disclose this Agreement and the transactions contemplated hereby to their legal counsel and other professional consultants, provided, that such parties shall be obligated to maintain the confidentiality provisions contained herein, and provided further, that Purchaser may disclose this Agreement (but not the Purchase Price or Purchase Rate) to potential purchasers, transferees or assignees.

15.         Certain Waivers.  Seller hereby waives any notice or hearing requirements imposed by (i) Bankruptcy Rule 3001(e), (ii) the Companies Act 2006 (as amended or reenacted from time to time), (iii) the Insolvency Act 1986 (as amended or re-enacted from time to time) or otherwise, and consents to the substitution of Purchaser for Seller for all purposes in the Proceedings with respect to the Transferred Rights, including, without limitation, for voting and distribution purposes.  Seller and Purchaser agree that Purchaser may file copies of the Assignment of LBIE Claim (or other appropriate notice) with the Bankruptcy Court pursuant to Federal Rule of Bankruptcy Procedure 3001(e) and with the Debtor, the Administrators and any liquidator that is appointed, as applicable.  Seller grants Purchaser the right to make any corrections to the Assignment of LBIE Claim as may be necessary or appropriate to effect assignment of the Transferred Rights.

16.         No Set-Off.  Each payment to be made by either Party hereunder shall be made without set-off, counterclaim or deduction of any kind.  If either Party fails to make a payment or distribution to the other Party within the time period specified in this Agreement, the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such amount due together with interest on it for each day from (and including) the date when due to (but excluding) the date when actually paid at a rate per annum equal to 1-month USD LIBOR.

17.         Entire Agreement.  This Agreement, together with any schedules and exhibits hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written.  There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically and expressly set forth herein

18.         Notices.  All demands, notices, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given when e-mailed, hand-delivered or duly deposited in the mails, by certified or registered mail, postage prepaid – return-receipt requested, to the addresses set forth herein, or such other address as may be furnished hereafter by notice in writing.  All payments by Seller to Purchaser and Purchaser to Seller under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller and Purchaser, as applicable, in accordance with the wire instructions specified in Schedule I.

19.         Termination.

(a)           Termination Rights.  This Agreement may be terminated or abandoned in its entirety at any time prior to the Closing Date as follows:

(i)           By the mutual written consent of Purchaser and Seller;

(ii)         By either Purchaser or Seller upon written notice given to the other, if the Bankruptcy Court or any other governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

(iii)        By Seller upon written notice given to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 3(e) and (y) cannot be cured within ten Business Days after Seller provides written notice to Purchaser of such breach;

(iv)        By Purchaser upon written notice given to Seller:

(A)           if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 3(d) and (y) cannot be cured within ten Business Days after Purchaser provides written notice to Seller of such breach; or

(B)           if the Sale Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three days after the entry thereof; provided, that Purchaser shall have the right to designate any later date for this purpose in its sole discretion.

(v)         By Purchaser upon written notice to Seller if, at the conclusion of the Sale Hearing, Purchaser is not determined by the Bankruptcy Court to be the Prevailing Bidder with respect to the Transferred Rights, unless Purchaser is the Second-Highest Bidder; provided, however, that the Purchaser shall have the right to terminate this Agreement pursuant to this Section 19(a)(v) on or at any time after the 45th day following the date of the entry of the Sale Order unless the Purchaser becomes the Prevailing Bidder on or prior to such date.

Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.

(b)           Effects of Termination.  If this Agreement is terminated by either party in accordance with and pursuant to Section 19(a), then, except as otherwise provided in Section 19(c), all rights and obligations of the parties under this Agreement shall terminate; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

(c)           Payment of Deposit.

(i)           If this Agreement is terminated pursuant to Sections 19(a)(i), 19(a)(ii), 19(a)(iv) or 19(a)(v), within two Business Days following such termination Seller will execute a joint written instruction with Purchaser instructing the Escrow Agent to return the Deposit (and all interest accrued thereon) to Purchaser.

(ii)         If this Agreement is terminated pursuant to Section 19(a)(iii), within two Business Days following such termination Purchaser will execute a joint written instruction with Seller instructing the Escrow Agent to pay the Deposit (and all interest accrued thereon) to Seller.

(iii)        The parties acknowledge that the agreements contained in this Section 19(c) are an integral part of the transactions contemplated by this Agreement and without these agreements neither Seller nor Purchaser would enter into this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by their duly authorized representatives as of the date first written above.

SELLER:

EVERGREEN SOLAR, INC.

By:	/s/ Michael El-Hillow
Name: Michael El-Hillow
Title: President and Chief Executive Officer

PURCHASER:

JACKSON CANYON PARTNERS, L.L.C.

By:	/s/ James F. Mooney III
Name: James F. Mooney III
Title: Partner

Signature Page to the Modified Asset Purchase Agreement

EXHIBIT A-1

FORM OF NOTICE OF ASSIGNMENT OF LBIE CLAIM

To:	Lehman Brothers International (Europe) (in administration)
Level 23
25 Canada Square
London E14 5LQ
United Kingdom

Attention: [Tony Lomas / In House Legal Team] [(email: [●])]

Anthony Victor Lomas, Steven Anthony Pearson, Dan Yoram Schwarzmann, Michael John Andrew Jervis and Derek Howell, in their capacities as joint administrators of Lehman Brothers International (Europe) (in administration) (the “Administrators”)
Level 23
25 Canada Square
London E14 5LQ
United Kingdom

[date]

Dear Sirs,

Notice of Transfer

We refer to an assignment of claim agreement dated ___________ 2011 made between ___________ (the “Seller”) and ___________ (the “Purchaser”) (the “Assignment Agreement”).  We hereby give you notice that, to the fullest extent permitted under the documentation governing the same, and applicable law, we have unconditionally and irrevocably sold, conveyed, transferred and assigned all of our rights, title and interest in and to and under our claims against Lehman Brothers International (Europe) (in Administration) (“LBIE”) plus all interest, fees and other amounts related thereto (the “LBIE Claim”) to the Purchaser (the “Transfer”).  The transferred rights include:

1.	all our rights in, to and under any proof of debt filed by the Seller in the administration of LBIE; and

2.	all our rights to receive any dividend or other distribution payable,

in each case, in respect of the LBIE Claim.

Please, refer all future communications, correspondence and dealings in respect of the LBIE Claim to the [●] at [Purchaser’s address].

1

Please acknowledge receipt of this Notice of Transfer by signing the acknowledgement enclosed herewith and by returning the same to [●] marked for the attention of [●] and copied to the Seller.

Signed

[●] as Seller

By:
Name:
Title: Authorised signatory

Confirmed and acknowledged:
[Purchaser]

By:
Name:
Title: Authorised signatory

2

FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

To:           [●] (the “Assignee”)

From:       The Joint Administrators of Lehman Brothers International (Europe) (in administration)

Copy:      [SELLER]

Dear Sirs:

1.	We acknowledge receipt of the notice of assignment from [SELLER] (the “Assignor”) and the Assignee dated [●], 2011 (the “Notice”).

2.	Terms defined in the Notice shall bear the same meanings when used herein.

This acknowledgement and all non-contractual obligation arising from or connected with it shall be governed by and construed in accordance with the laws of England.

Yours faithfully

Administrator

for and on behalf of Lehman Brothers International (Europe) (in administration) acting as its agent and without personal liability

Signature:
Name:
Title:

Date:

3

EXHIBIT A-2

FORM OF EVIDENCE OF TRANSFER

TO:           Clerk, United States Bankruptcy Court, Southern District of New York

AND TO: [Seller]

[Seller], with all notices and correspondence to be sent to [ ] (“SELLER”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and pursuant to the terms of a Transfer of Claim Agreement dated as of the date hereof, does hereby certify that it has unconditionally and irrevocably sold, transferred and assigned to [BUYER], its successors and assigns, with all notices and correspondence to be sent care of [•] (“BUYER”), all right, title and interest in and to the claim of SELLER against Lehman Brothers Holdings Inc., and its affiliates in the amount of [ ] and assigned Claim No. [ ] (the “Claim”) in the United States Bankruptcy Court, Southern District of New York, Case No. 08-13555 (JMP).

SELLER hereby waives any notice or hearing requirements imposed by Rule 3001 of the Federal Rules of Bankruptcy Procedure, and stipulates that an order may be entered recognizing this Assignment of Claim as an unconditional assignment and BUYER herein as the valid owner of the Claim.  You are hereby requested to make all future payments and distributions, and to give all notices and other communications, in respect to the Claim to BUYER.

IN WITNESS WHEREOF, dated as of the ____ day of _____, 2011.

SELLER.

By:
Name:
Title:

1

Schedule I

Purchase Price Calculation

I.	Lehman Brothers International (Europe)

A.	Claim Amount:	$171,253,785.90

B.	Purchase Rate:	5.25535827%

C.	Purchase Price (A x B):	$9,000,000

II.	Lehman Brothers Holdings Inc.

A.	Claim Amount:	$171,253,785.90

B.	Purchase Rate:	0.583928696667721%

C.	Purchase Price (A x B):	$1,000,000

	Initial Purchase Price (I.C. + II.C.)	$10,000,000

Seller’s Wire Instructions:

[____]
ABA #: [____]
Account Name: [____]
A/C Number: [____]
Attn: [____]
Ref: [____]

Purchaser’s Wire Instructions:

If Originating Bank is Outside the United States:

State Street Bank & Trust, NY
BIC # SBOSUS3NXXX
A/C State Street Bank & Trust, Boston
A/C # 40414401
F/C Baupost Group Securities
F/C # 0432-5361
OBI H6Y8

1

If Originating Bank is Within the United States:

State Street Bank & Trust
ABA 011000028
A/C Baupost Group Securities
A/C # 0432-5361
F/C H6Y8

2

EXHIBIT B

[Form of Escrow Agreement]

1

EXHIBIT C

[Form of Sale Order]

1